UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 29, 2024
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Cimpress plc
(Exact Name of Registrant as Specified in Its Charter)
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Ireland	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Floor Building 3,	Finnabair Business and Technology Park A91 XR61
Dundalk, Co. Louth
Ireland
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: +353 42 938 8500 not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Exchange on Which Registered
Ordinary Shares, nominal value per share of €0.01	CMPR	NASDAQ	Global Select Market

Item 8.01.    Other Events

On May 29, 2024, the Board of Directors of Cimpress plc authorized the repurchase of up to $200,000,000 aggregate purchase price (excluding any fees, commissions, or other expenses of such purchases) of Cimpress' issued and outstanding ordinary shares on the open market, through privately negotiated transactions, or in one or more self tender offers. The Board did not set an expiration date for this repurchase program, and we may suspend or discontinue our share repurchases at any time. The Board’s authorization does not necessarily mean that Cimpress will repurchase the full dollar amount. Share repurchases under this authorization will be subject to the net leverage policy and near-term capital allocation commentary disclosed in our most recent earnings document published on May 1, 2024.

Cimpress previously announced on January 31, 2024 an authorization to repurchase up to $150,000,000 of Cimpress ordinary shares, which has now been completed. Since the last update as part of our May 1, 2024 earnings document, Cimpress repurchased 352,956 shares for a total of $30.0 million at an average price per share of $85.00. In the aggregate under this prior authorization, Cimpress repurchased 1,640,982 shares for a total of $150.0 million at an average price per share of $91.41.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 29, 2024	Cimpress plc

By:	/s/ Sean E. Quinn
Sean E. Quinn
Executive Vice President and Chief Financial Officer